EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-06119, 333-34988, 333-51478, 333-56831, 333-115836, 333-151116, 333-210465, and 333-218052 on Form S-8, and No. 333-237546 on Form S-3 of our report dated March 27, 2023, relating to the financial statements of Ross Stores, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 28, 2023.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 27, 2023